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                           M. H. Meyerson & Co., Inc.

                                   Exhibit 11

                         Statement of Earnings Per Share

The earnings per share during the periods presented were calculated as follows:

Three months ended April 30, 2000

6,507,815 shares from 2/1/00 to 2/17/00       17 days        110,632,855
6,517,815 shares from 2/18/00 to 3/16/00      28 days        182,498,820
6,527,815 shares from 3/17/00 to 4/04/00      19 days        124,028,485
6,547,815 shares from 4/05/00 to 4/12/00       8 days         52,382,520
6,552,815 shares from 4/13/00 to 4/25/00      13 days         85,186,595
6,565,315 shares from 4/26/00 to 4/30/00       5 days         32,826,575
                                              90 days        587,555,850

587,555,850 /90 days = 6,528,398 weighted average shares outstanding. Net income - three months ended April 30, 2000 = $4,895,984
$4,895,984 / 6,528,398 = $0.75 basic earnings per share.

Equivalent shares using the modified treasury stock method

Shares assumed sold: 114,091     1.10            125,500
                      15,000     1.96875          29,531
                     159,429     2.1875          348,751
                     612,500     2.25          1,378,125
                      10,000     2.4375           24,375
                      12,500     2.5              31,250
                      25,000     4.43            110,750
                      50,000     4.528125        226,406
                       2,500     4.725            11,813
                   1,001,020                   2,286,501

Shares assumed
     purchased:    ( 469,026)    4.875        (2,286,501)
     Total:          531,994


Total weighted average outstanding shares: 7,060,392
Net income - three months ended April 30, 2000 = $4,895,984
$4,895,984 / 7,060,392 = $0.69 earnings per diluted share.


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Three months ended April 30, 1999

5,090,335 shares from 2/1/99 to 2/4/99        4 days         20,361,340
5,340,335 shares from 2/5/99 to 2/10/99       6 days         32,042,010
5,490,335 shares from 2/11/99 to 2/23/99     13 days         71,374,355
5,510,335 shares from 2/24/99 to 2/24/99      1 day           5,510,335
5,525,335 shares from 2/25/99 to 3/30/99     34 days        187,861,390
5,527,335 shares from 3/31/99 to 4/7/99       8 days         44,218,680
5,532,335 shares from 4/8/99 to 4/11/99       4 days         22,129,340
6,032,335 shares from 4/12/99 to 4/30/99     19 days        114,614,365
                                             89 days        498,111,815

498,111,815 / 89 days = 5,596,762 weighted average shares outstanding. Net income - three months ended April 30, 1999 = $1,899,814
$1,899,814 / 5,596,762 = $0.34 basic earnings per share.

Equivalent shares using the modified treasury stock method

Shares assumed sold:  161,000    $1.00          $ 161,000
                      205,000     1.10            225,500
                      743,000     2.25          1,671,750
                      200,000     2.1875          437,500
                       45,000     1.96875          88,594
                       10,000     3.50             35,000
                       12,500     2.0625           25,781
                       20,000     1.375            27,500
                    1,396,500                   2,672,625

Shares assumed
       purchased:   ( 359,345)    7.4375       (2,672,625)
     Total:         1,037,155


Total weighted average outstanding shares: 6,633,917
Net income - three months ended April 30, 1999 = $1,899,814
$1,899,814 / 6,633,917 = $0.29 earnings per diluted share.